Filed pursuant to Rule No. 424(b)(3)
File Number 333-123978
Prospectus Supplement No. 8
(to Prospectus dated April 28, 2005)
47,023,746 SHARES
Loudeye Corp.
COMMON STOCK
     This Prospectus Supplement No. 8 supplements information contained our prospectus dated April 28, 2005, as amended and supplemented from time to time. The prospectus relates to the resale of up to 47,023,746 shares of our common stock by the selling stockholders identified in the prospectus (including their transferees, pledgees, donees or other successors).
     You should read this Prospectus Supplement No. 8 in conjunction with the prospectus as amended and supplemented from time to time. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus including any amendments or supplements thereto.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement or the Prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is October 7, 2005.

RECENT DEVELOPMENTS
     On October 5, 2005, Loudeye Corp. and its wholly-owned subsidiary Loudeye Enterprise Communications, Inc. (collectively “Loudeye”) entered into the First Amendment of Lease with 1130 Rainier LLC as Lessor. This agreement amended the Lease Agreement dated December 23, 2003 for Loudeye’s headquarters offices at 1130 Rainier Avenue South, Seattle, Washington in the following manner:
1.	The lease term is extended for a period of two (2) years beginning January 1, 2006, and ending December 31, 2007. Loudeye retains an option to terminate the Lease as of December 31, 2006, upon giving Lessor written notice of its exercise of this option on or before June 30, 2006.

2.	The annual basic rent payable by Loudeye under the lease was revised as follows

Year	Annual Rent	Monthly Rent
2006	$939,442.50	$78,268.88
2007	$960,319.00	$80,026.58
3.	Loudeye is required to pay a security deposit on or before January 3, 2006, totaling $320,106.34. This security deposit will be applied to the final four months of rent that become due prior to the scheduled termination of the extended term of the Lease in December 2007.

4.	Loudeye has one (1) option to extend the lease for the premises then leased for a period of three (3) years by providing Lessor with its written notice of exercise of the option no later than March 31, 2007.